Contact:
Randall H. Brown, Executive Vice President, CFO & Treasurer
901-259-2500 rbrown@EdRtrust.com
Susan Jennings, Vice President, Corporate Communications and Marketing
901-259-2506 sjennings@EdRtrust.com

EdR Appoints John V. Arabia to Board of Directors

MEMPHIS, Tenn., March 25, 2014 – EdR (NYSE: EDR), a leader in the ownership, development and management of quality collegiate housing, today announced the appointment of John V. Arabia to the company’s Board of Directors, effective immediately. Arabia will serve as an independent director of the company.

“John’s business acumen and extensive background in real estate, finance, operations and corporate governance will benefit EdR and he will be a valuable resource to our board and management team,” said Randy Churchey, EdR president and chief executive officer.

Arabia has served as president of Sunstone Hotel Investors Inc. (NYSE: SHO) since February 2013, having previously served as the company’s chief financial officer and executive vice president of corporate strategy from April 2011 to February 2013.

Arabia joined Sunstone from Green Street Advisors Inc., where he served as a principal and a managing director beginning 1997. Prior to joining Green Street, he was a consulting manager at EY Kenneth Leventhal in the firm’s west coast lodging-consulting practice that specialized in hotel market studies, valuation and acquisition due diligence. From 2006 through 2013, Arabia was a member of the Hotel Development Council of the Urban Land Institute. In 2005, 2006 and 2007, he was named by Institutional Investor as the Best Independent Gaming and Lodging Analyst. Arabia was a winner of The Wall Street Journal's best on the street award in the hotel and gaming category in 2008. A Certified Public Accountant, he earned his MBA in real estate and accounting at University of Southern California and B.S. in hotel administration at Cornell University.

About EdR
EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 70 communities with nearly 39,000 beds that serve 57 universities in 23 states. For more information please visit the company's Website at www.EdRtrust.com.

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